Exhibit 99.1

FOR IMMEDIATE RELEASE

K. Stuart Shea to Head SAIC’s Intelligence Group

(SAN DIEGO and MCLEAN, Va.) Oct. 1, 2007—Science Applications International Corporation (NYSE: SAI) announced today that K. Stuart Shea, senior vice president and general manager of SAIC’s Space and Geospatial Intelligence Business Unit, will become president of SAIC’s Intelligence, Security and Technology (IST) Group effective today.

The Group, one of four at SAIC, provides technology services and products for customers across the full spectrum of national security programs, including imagery and signals intelligence; in operational intelligence; in space; in civil and national security; and in intelligence, surveillance and reconnaissance technologies.

“Stu Shea is both an outstanding business leader, and recognized expert on the vital role of intelligence and technology in the protection of U.S. interests,” said Chairman and CEO Ken Dahlberg in announcing Shea’s promotion. “Stu has succeeded in growing business at SAIC by taking on tasks vital to the nation. He will now take that leadership to the next level as a group president. Stu is an example of our leadership bench strength. His appointment will enable a seamless and swift transition.”

Shea, 50, succeeds Lawrence B. Prior III as group president. Prior, who formerly headed the ITS Group, was promoted to chief operating officer, also effective October 1.

“It is a privilege to lead the men and women of the Intelligence, Security and Technology Group. At SAIC, the kind of work we do for our customers enables us to make a difference for our nation. That’s what gives us a passion for our mission,” Shea said.

Shea joined SAIC in 2005. He is the founder and chairman of the board for the United States Geospatial Intelligence Foundation (USGIF) and the GEOINT Symposium. Previously, he served as vice president and executive director for the TASC, Inc., Space and Intelligence Business Unit with Northrop Grumman Corporation’s Information Technology Sector.

He is a former national director of the Cartography and Geographic Information Society, was awarded the distinction of Fellow with the American Congress on Surveying and Mapping Shea received a Bachelor of Science degree from the State University of New York at Albany and his Master of Arts degree from the University of Kansas. In addition, he is a graduate of numerous Executive Education programs.

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $8.3 billion for its fiscal year ended January 31, 2007.

SAIC: FROM SCIENCE TO SOLUTIONS®

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2007, and such other filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

CONTACTS:

Melissa Koskovich, McLean	Ron Zollars, San Diego
703/676-6762	858-826-7896
koskovichm@saic.com	ronald.m.zollars@saic.com